Exhibit 99.1


News Release                                               [ALLERGAN LETTERHEAD]



FOR IMMEDIATE RELEASE
---------------------

ALLERGAN AND INSPIRE ENTER INTO A COLLABORATION FOR THE DEVELOPMENT OF TWO NOVEL
                     COMPOUNDS FOR THE TREATMENT OF DRY EYE
  Inspire's INS365 & Allergan's RESTASIS(TM) in Phase III Clinical Development


IRVINE, California and DURHAM, North Carolina - June 27, 2001 - Allergan, Inc. (NYSE: AGN) and Inspire Pharmaceuticals, Inc. (Nasdaq: ISPH) today announced that they have entered into a collaboration to develop two novel therapeutic treatments for dry eye. The licensing, development and marketing agreement includes Inspire's INS365 Ophthalmic and Allergan's Restasis(TM) cyclosporine ophthalmic emulsion, 0.05%, both in Phase III clinical development for dry eye.

Under the terms of the agreement, Allergan obtains an exclusive license to develop and commercialize INS365 Ophthalmic worldwide, with the exception of Japan, and nine other Asian Countries covered by Inspire's agreement with Santen Pharmaceutical Co. Ltd. In return, Inspire will receive up to $39 million in up-front and milestone payments, a co-promotion arrangement for INS365 Ophthalmic in the United States, and payments based on net sales. In addition, Inspire will receive an option to co-promote Restasis(TM) in the United States and royalties on global net sales of Allergan's Restasis(TM) excluding the Japan, Taiwan, Korea, Hong Kong and Peoples' Republic of China markets. The agreement also provides for potential co-promotion by Inspire of one or more of Allergan's other marketed and future products in the U.S.

Dry eye is one of the most frequent patient complaints reported to ophthalmologists and represents a significant unmet medical need. Approximately 9 million patients in the major

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markets suffer from moderate-to-severe dry eye and there is currently no
FDA-approved therapeutic treatment for dry eye disease.

"Dry eye syndrome may lead to serious corneal damage, enhanced susceptibility to ocular infection, and potentially, significant visual loss and blindness," said David A. Sullivan, Ph.D., Chairman, Medical and Scientific Advisory Board of the Sjogren's Syndrome Foundation. "This strategic alliance between Allergan and Inspire may well lead to the development of unique and effective therapies to treat this currently incurable syndrome."

Restasis(TM) and INS365 Ophthalmic are being tested in separate Phase III clinical trials for their ability to relieve the signs and symptoms of dry eye. It is believed that the compounds have different mechanisms of action with Restasis(TM) decreasing the underlying inflammation associated with dry eye and INS365 Ophthalmic increasing the lubrication in the eye by stimulating natural tear and mucin production to restore a healthier ocular surface.

 "Allergan is committed to being a leader in ophthalmology where the treatment of dry eye represents a very large unmet medical need. The Inspire technology is an excellent addition to Allergan's strong new product pipeline," said David E.I. Pyott, Allergan's Chairman, Chief Executive Officer and President. "Restasis(TM) and INS365 Ophthalmic are highly complementary products. Both could be potential breakthroughs for the treatment of dry eye, each targeted to a different patient need."

Greg Mossinghoff, Senior Vice President and Chief Business Officer for Inspire, agrees, and also believes that the partnership is as complementary as the two products. "We could not have found a better partner for INS365 Ophthalmic," said Mr. Mossinghoff. "Allergan brings enormous expertise to the development of ophthalmic products, and has tremendous commercial capability in this area. Inspire plans to bolster this effort with our own salesforce, now in development. Allergan is clearly a longstanding leader in the understanding and treatment of dry eye."

About Dry Eye
Dry eye, also known as keratoconjunctivitis sicca (KCS), is a painful, burning and irritating

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condition involving abnormalities and deficiencies in the tear film due to a variety of causes. Severe dry eye due to inflammation may result in serious damage to the ocular surface. The incidence increases markedly with age and after menopause in women. There are currently no FDA-approved pharmacologically active treatments for dry eye.

Forward-looking Statements

Any of the above statements that refer to Allergan's and/or Inspire's estimated or anticipated future results are forward-looking and reflect the companies' current analysis of existing trends and information. Actual results may differ from current expectations based on a number of factors affecting the companies' businesses, including the timing and uncertainty of the results of both research and regulatory processes, and including the research, development, regulatory approval, introduction and consumer acceptance of new products. In particular, there can be no assurance that the U.S. Food and Drug Administration will ultimately approve cyclosporine ophthalmic emulsion, 0.05% and/or INS365, or approve cyclosporine ophthalmic emulsion, 0.05% and/or INS365 for the indications currently sought, or approve either on an expedited basis. These forward-looking statements represent the companies' judgement only as of the date of this press release. Actual results could differ materially from those projected in this release. Therefore, the reader is cautioned not to rely on these forward-looking statements. The companies disclaim, however, any intent or obligation to update these forward-looking statements. Additional information concerning these factors can be found in press releases as well as in Allergan's and Inspire's public periodic filings with the Securities and Exchange Commission including Allergan's and Inspire's 2000 Form 10-K and Form 10-Q for the quarter ended March 30, 2001.

Copies of Allergan press releases and additional information about Allergan are available on the World Wide Web at www.allergan.com, or you can contact the Allergan Investor Relations Department by calling 714-246-4636.

Copies of Inspire press releases and additional information about Inspire are available on the World Wide Web and www.inspirepharm.com, or you can contact Inspire Investor Relations by calling (919) 941-9777.


About Allergan

Allergan, headquartered in Irvine, California, is a technology-driven, global healthcare company, providing eye care and specialty pharmaceutical products worldwide. Allergan develops and commercializes products in the eye care pharmaceutical, ophthalmic surgical device, over-the-counter contact lens care, movement disorder and dermatological markets that deliver value to our customers, satisfy unmet medical needs and improve patients' lives.


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About Inspire
Inspire Pharmaceuticals, Inc. discovers and develops new drugs to treat diseases characterized by deficiencies in the body's innate defense mechanisms of mucosal hydration and mucociliary clearance, as well as other non-mucosal disorders. Inspire's lead product candidates target respiratory and ophthalmic diseases with inadequate current treatments and which represent large therapeutic market opportunities. Inspire has five product candidates in clinical development. In addition to this partnership with Allergan, Inspire has development and commercialization alliances with Kissei Pharmaceutical Co., Ltd., Santen Pharmaceutical Co., Ltd. and Kirin Brewery Co., Ltd.




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                Editor's Note: This release is also available at:
                           http://www.noonanrusso.com



Contacts:

Allergan, Inc.
Jeff Edwards/Vince Scullin (714) 246-4636 (investors)
Suki Shattuck (714) 246-5621 (investors/media)
Christine Cassiano (714) 246-5134 (media)


Inspire Pharmaceuticals, Inc.
Mary Bennett
Vice President, Operations & Communications
(919) 941-9777, Extension 245

Inspire Media Contact: Noonan/Russo
Emily Poe (212) 696-4455